EXHIBIT 99.2

HELEN OF TROY, LTD.
Moderator: Gerald Rubin

HELEN OF TROY, LTD.

Moderator: Gerald Rubin
July 10, 2007
10:00 a.m. CT

Operator:  Good morning and welcome, ladies and gentlemen, to the Helen of Troy First Quarter Earnings Conference Call for fiscal 2008.  At this time, I would like to inform you that all participants are in a listen-only mode at the request of the company.  We will open the conference up for questions and answers after the presentation.

              Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and Vice President — excuse me, President; Thomas Benson, Senior Vice President and Chief Financial Officer.

I will now turn it over to Mr. Tom Benson.  Please go ahead, sir.

Thomas Benson:  Good morning everyone and welcome to Helen of Troy’s First Quarter Earnings Conference Call for fiscal 2008.

The agenda for this morning’s conference call is as follows, we will have a brief forward-looking statement review followed by Mr. Rubin who will discuss our first quarter earnings release and related results of operation for Helen of Troy, followed by myself who will discuss the financial review of our income statement and balance sheet for the quarter.  And finally, an open question-and-answer session for those of you with any further questions.

              Safe Harbor Statement, this conference call may contain certain forward-looking statement that are based on management’s current expectation with respect to future events or financial performance.  A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results.  Generally the words “anticipates,” “believes,” “expects” or other similar words identify forward-looking statements.

The company cautions listeners to not place undue reliance on forward-looking statements.  Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results.  Factors that cause actual results to differ from those anticipated are described in the company’s Form 10-K filed with the Securities and Exchange Commission for the year ended February 28, 2007 and our other filings with the FCC.

              Before I turn the conference call over to our Chairman, Mr. Rubin, I’d like to inform all listeners — all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com.  The release can be assessed by selecting the “investor relations” tab on our homepage and then the “new” tab.

              I will now turn the conference call over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Good morning everybody and welcome to our first quarter conference call.  Helen of Troy today reported records sales and increased net earnings for the quarter ending May 31, 2007.  First quarter sales increased seven-and-a-half percent to a record $140 million verses sales of $130 million in the same period of the prior year.

              First quarter net earnings were $10.117 million or 32 percent per fully diluted share, compared with $6.679 million or 21 cents per fully diluted shares for the same period in the prior year, an increase in fully diluted earnings per share of 52.4 percent.  First quarter earnings before interest, taxes, depreciation and amortization, EBITDA, increased 18 percent to $18 million verses $15.3 million for the prior year quarter.

              We are extremely pleased with our results for the first quarter.  During the period, we experienced sales increases in both our personal care segment and our houseware segment.  SG&A, selling, general and administrative expense, declined to 32.6 percent of sales this quarter, compared to 36.1 percent of sales for the first quarter of last year a 3.5 percent-point improvement.  The improvement is mostly due to an improved distribution cost structure, outbound freight cost improvement and lower information technology outsourcing costs.

              Operating income for the first quarter increased to $14.301 million verses $10.916 million in the prior year first quarter, an increase of 31 percent.  This resulted in operating income of 10.2 percent of sales for the quarter, compared to an operating income of 8.4 percent of sales for the first quarter of last year.

              During the month of May, we started shipping the exciting new Bed Head by TIGI Appliance product line.  During the second fiscal quarter, we will begin to see the consumer sale through of this product line as we initiate our advertising campaign for Bed Head.

              For the fiscal year ending on February 29, 2008, we are now projecting total company sales including sales from the Belson product business in the range of 680 million to $690 million and annual net earnings in excess of $2 per fully diluted share.

              As of May 31, 2007, Helen of Troy’s balance sheet remains strong with cash and temporary investments of $59 million, compared to $26 million at the end of the first fiscal quarter of the prior year, an increase of $33 million.  And stockholder’s equity of $528 million, an increase of 47 million from the comparable period last year.  Our inventory level was $156 million, which was a decrease of $8 million or 4.8 percent from last year even with the added inventory from the Belson purchase.

              I would now like to turn over the conference call to our CFO, Tom Benson.  Tom.

Tom Benson:  Thank you, (Jerry) and good morning everyone.

              First quarter net sales grew 7.5 percent year-over-year.  Our personal care segment had 1.4 percent growth in sales and houseware segment had 32.8 percent growth in sales.  Net sales for the first quarter of fiscal 2008 was $140.2 million, compared to $130.4 million in the first quarter of fiscal 2007.  This represents an increase of $9.8 million or 7.5 percent.

              Our first quarter operating income increased 31 percent year-over-year.  Operating income in the first quarter of fiscal 2008 was $14.3 million, which is 10.2 percent of net sales compared to $10.9 million or 8.4 percent of net sales in the prior year quarter.  This is an increase of $3.4 million, or 31 percent.

              The operating income percentage increased1.8 percentage point as a percent of net sales.  The increase in operating income of 1.8 percentage points is comprised of a reduction in gross profit of 1.6 percentage points more than offset by a 3.5 percentage point reduction in selling, general and administrative expenses.

              First quarter net earnings increased 51.5 percent in dollar terms year-over-year.  Net earnings for the first quarter of fiscal 2008 was $10.1 million, which is 7.2 percent of net sales, compared to $6.7 million or 5.1 percent of net sales in the prior year first quarter.  This is an increase of $3.4 million, or 51.5 percent.

              First quarter diluted earnings per share increased 52 percent.  Diluted earnings per share for the first quarter of fiscal 2008 was 32 cents compared to 21 cents in the first quarter of the prior year.  This is an increase of 11 cents diluted earnings per share.

              Now I will provide a more detailed review of various components of our financial performance.  Our personal care segment includes the following product lines, appliances.  Products in this group includes hairdryers, strengtheners, curling irons, thermal brushes, hair strengtheners, massagers, spa products, foot baths and electric clippers and trimmers.  Key brands and appliances include Revlon, Vidal Sassoon, Bed Head, Sunbeam, Health o meter, Dr. Scholl’s, Hot Tools, Fusion Tools, Wigo and Gold ‘n Hot.

              Grooming, skincare and hair products are included in the personal care segments.  Products in this line include liquid hairstyling products, men’s fragrances, men’s deodorants, foot powder, body powder and skin care products.  Key brands include Brut, Sea Breeze, Skin Milk, Vitalis, Ammens, Condition 3-in-1, Final Net and Vitapointe.  Brushes and accessories are also included in the personal care segment.  Key brands in the product category include Revlon, Vidal Sassoon, Karina and Bed Head.

              The personal care segment net sales were $106.8 million for the first quarter fiscal 2008, compared to $105.3 million in the prior year first quarter.  This is an increase of $1.5 million or 1.4 percent.  Appliance net sales were up partially offset by declines in grooming, skin care, hair products and brushes and accessories.

              Our houseware segment consists of the OXO business.  OXO is the leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, BBQ, barware, garden, automotive, hardware, storage and organization.  Brands that we sell include OXO Good Grips, OXO Steel and OXO Soft Works.

              The houseware segment’s net sales were $33.4 million in the first quarter of fiscal 2008, verses $25.1 million in the first quarter of fiscal 2007.  This is an increase of $8.2 million or 32.8 percent increase.

              Our OXO segment sales increase was helped by comparison to a weak first quarter in fiscal 2007 when distribution center shipping issues resulted in an estimated loss of between four-and-a-half to five million and net sales for the quarter, some of which were subsequently shipped in the second quarter of fiscal 2007.  Sales increases were also resulted from a continuing trend of expanding our houseware product mix to higher priced goods, growth with existing accounts in geographic expansion in the United Kingdom and Japan.

              Gross profits for the first quarter was 60 million, which is 42.8 percent of net sales, compared to $57.9 million or 44.4 percent of net sales in the first quarter of fiscal 2007.  This is a dollar increase of $2.1 million.  This represents a 3.6 percent increase in dollar terms and a 1.6 percentage point decline in gross profit margin.  The decrease in gross profit percent of 1.6 percentage points is primarily due to cost increases in certain products, selling price pressures, and product mix changes.

              For the first quarter, selling, general and administrative expenses decreased in total and as a percentage of sales.  Selling, general and administrative expenses were $45.7 million or 32.6 percent of net sales compared to $47 million or 36.1 percent of net sales in the prior year first quarter.  This represents a dollar decrease of $1.3 million, and a percentage point decrease of 3.5 percentage points.  The $1.3 million decrease in SG&A cost is mostly due to an improved distribution, cost structure, ((inaudible)) freight cost improvements and lower information technology outsourcing costs.

              Interest expense decreased in the quarter.  The interest expense was $4.1 million or 2.9 percent of net sales for the first quarter of fiscal 2008, compared to $4.5 million or 3.5 percent of net sales in the prior year first quarter.  The decrease in interest expense is due to lower amounts of debt outstanding in the first quarter of fiscal 2008, and a $279,000 interest cost associated with the Hong Kong tech settlement expensed in the first quarter of fiscal 2007.

              Tax expense for the first quarter of fiscal 2008 was $1.3 million, which is 11.6 percent of income before taxes, compared to a half-a-million or 7.2 percent of income before taxes in the prior year fiscal quarter.

              The quarterly year-over-year 4.4 percentage point increase in tax expense as a percent of pre-tax income, is due to more of our income in fiscal 2008 being taxed in higher tax rate jurisdictions, and a 2.7 percentage point income of a reversal of $192,000 of tax provision previously established in connection with a Hong Kong tax settlement in the period ended May 31, 2006.

              I’ll now review our financial position.  Our cash and temporary investment balance was $59.4 million at May 31, 2007 and we had no borrowings on our $75 million revolving line of credit.  In June 2007, we made a $25 million prepayment without penalty on our $100 million senior notes that matured June 2008.  Also in June 2007, based upon our review of our expected cash flows, we reduced our $75  million revolving line of credit facility, $25 million to $50 million.

              Accounts receivable were $111.5 million at May 31, 2007 compared to $114.2 million at May 31, 2006.  Sales for the — I’m sorry — sales for the first quarter of fiscal 2008 were $9.7 million higher than the first quarter of fiscal 2007 and its accounts receivable are $2.7 million lower.  Accounts receivable turnover days were 71 at May 31, 2007, compared to 75.1 days at May 31, 2006.

              Inventories at May 31, 2007 were $156.2 million, and it increased $12.1 million from February 28, 2007 and decreased $7.8 million from May 31, 2006.  Normally inventory levels increase in the first fiscal quarter of the year as we build up for late summer and fall with new product introductions and holiday sales.  We have had some of this normal buildup but inventories were also impacted by the Belson purchase, which included inventories.

              Shareholder’s equity increased $46.9 million to $528.4 million at May 31, 2007, compared to May 31, 2006.

              I’ll now turn it over to (Jerry) for questions.

Gerald Rubin:  Thank you, Tom.  We’d like to now take calls.  Operator.

Operator:  The question-and-answer session will begin now.  If you’re using a speakerphone, please pick up the handset before pressing any numbers.  Should you like to ask a question, please press star one on your touch-tone telephone.  Should you wish to withdraw your question, you may do so by pressing star two.  Your question will be taken in the order it is received.  Please stand by for your first question.

              We’ll go first to Gary Giblen with Goldsmith & Harris.  Please go ahead.

Gary Giblen:  Hi, good morning, everybody.

Gerald Rubin:  Good morning, Gary.

Gary Giblen:  What led to the somewhat higher than usual other income?

Thomas Benson:  The other income was higher due to more interest income received this year for two reasons.  We had more investable cash and also, the interest rates we earned on our investments were higher this year.

Gary Giblen:  OK.  And what’s your outlook on materials cost, raw materials, price increases, which is something that many consumer companies are thinking about and looking at?

Male:  Well …

Gary Giblen:  Are the going up a lot, can you pass them through?

Gerald Rubin:  Well, there are price increases because of different commodities that we use on our products, and yes, we are passing them along as much as we can to the — to the customers.

Gary Giblen:  OK, good.  Thank you so much.

Operator:  And we’ll go next to Mimi Noel with Sidoti & Company.

Mimi Noel:  Hi, a few questions for you, if I could follow up on Gary’s, can you comment at all — to what your extent your ability to pass through the first quarter would’ve represented?  And do you think that the new product introductions started shipping in May will be enough to offset the input — the expected rise and input costs through the balance of the year?

Gerald Rubin:  You know, as I mentioned, the new Bed Head introduction that we’re all excited about, the main shipment started in June, and they are new products and because they’re new products we’re able to pass on any price increases that we get through the cost of these new products.  And so, I believe you will see the price increase or the new prices on the Bed Head will come through in the second quarter.

              As you know, Mimi, there’s two parts of the business.  There’s the new products that we have, we built in whatever the cost is of that product into the cost that we sell it for.  And with existing products, what we do is try to increase the prices to our customers.

Mimi Noel:  Sure.  And I was referring more to the former than the later, but thank you for clarifying that.

              Also, I wanted to know with the Chinese safety standards are in the headlines a lot recently.  Is that something that you keeps you awake at night or is there anything that abates any concerns that people should have?

Gerald Rubin:  No, it’s nothing that we worry about here.  You know, our products meet certain codes of UL or ETL, so as we have always done for years and years.  So, I think the safety standards that they’re setting up is for things that people take in their mouths rather than — consumables, rather than the products that we make.

Mimi Noel:  OK.  And then two kind of housekeeping questions, can you provide the contribution from Belson in the quarter and also, why did the share count, if my numbers are correct, decline sequentially from the February quarter?

Thomas Benson:    What was — on the share count, you know, the weighted average, of course, is based on the price.

Thomas Benson:  Maybe the calculation of the fully diluted shares is — we do it on a treasury method, and what happens is the — as the share price goes up, there’s a higher potential tax benefit that the company can earn on that.  And the calculations assumes that you take all of your tax benefits …

Mimi Noel:  And you repurchase?

Thomas Benson:  … and you repurchase.

Mimi Noel:  OK.

Thomas Benson:  OK.  So, the tax benefit — potential tax benefit was really higher than the increase in number of shares that went into the calculation because of the price rising.  I mean, we had some shares that were excluded in the prior quarter.  We still have some shares that are excluded in this quarter because their exercise price is higher than the average price for the quarter, but the tax benefits did grow quarter-over-quarter.

Mimi Noel:  OK.

Thomas Benson:  OK.

Mimi Noel:  And the Belson question.

Thomas Benson:  The Belson question, we do not separately state the contribution but we had one month of sales and as we are transitioning the Belson business into Helen of Troy, we are incurring certain costs and we expect that over time as we hire the people and work closely with the customers and work closely with our suppliers, we feel we’re going to be able to improve that contribution of the business.  Currently, that contribution is below our other professional line, but it was not — we’re anticipating for the full year, that it would be slightly accretive.

Mimi Noel:  Oh, I’m sorry, maybe I wasn’t being clear — I meant on the sales line.

Thomas Benson:  Sales?

Mimi Noel:  Yes.

Thomas Benson:  It was — let me see — it was $3.5 million.

Mimi Noel:  And that was for a single month?

Thomas Benson:  For a single month.

Mimi Noel:  I’m all set.  Thank you very much, Tom.  Thank you, (Jerry).

Gerald Rubin:  Thank you, Mimi.

Operator:  And we’ll go next to Graham Tanaka with, excuse me, with Tanaka Capital.

Graham Tanaka:  Great quarter, guys.  A few housekeeping items, the tax rate is that going to be trending back up over time towards sort of the ‘04, ‘05 levels of the teens or what?  What’s the direction on that, and maybe a little color?

Thomas Benson:  This is Tom Benson, the tax rate, we have consistently said we think it’s in the range from 10 to 12 percent.  It can jump around by quarter depending upon where the income is generated and what tax jurisdictions.  You also have adjustments over time for audits and refinement of estimates.  We think a good range to use ongoing is 10 to 12 percent, but it could jump around each quarter.

Graham Tanaka:  It’s not heading back up to 14 to 17 percent?

Thomas Benson:  We’re not anticipating that.

Graham Tanaka:  Great.  Terrific.  I just want to make clear; the debt is about how much?  The net debt right now is currently …

Thomas Benson:  As of May 31st or as of today?

Graham Tanaka:  No, as of May 31st?

Tomas Benson:  OK.  Just a minute …

Graham Tanaka:  OK, as you’re …

Gerald Rubin:  The net debt with the total — long-term liability was $251 million, and we had cash of close to $60 million, so …

Thomas Benson:  Our total debt was $250 million as of May 31st.  As I mentioned, we pay off $25 million of that debt in June.

Graham Tanaka:  What’s the rate on that debt?

Thomas Benson:  That’s all in the filings.  We have — most of it is around six percent, and then we have about $25 million that’s slightly over seven percent.

Graham Tanaka:  Thank you.  And in terms of the gross profit trends, congratulations on having your up front freight cost go down.  I don’t know how you did that.  But, what is the outlook for freight and that kind of more energy sensitive cost?

Gerald Rubin:  The reason we were able to lower our freight cost in the environment of increased fuel is we’re doing more consolidated shipments.  We’re a little more sophisticated now that we’re in our new warehouse on shipping to customers, so we’ve been able to get some savings out of the consolidation.

Graham Tanaka:  And, so that leads to sort of segue into the new warehouse, where are you vis-à-vis where you want to be on (distribution) cost as a percent of sales?  Are you ((inaudible)) there, halfway there, most of the way?

Thomas Benson:  This is Tom Benson, the results of our distribution cost, we’re down year-over-year as we expected.  We’re constantly working to improve that area, but we’re pleased with the results and it came in as we expected.  So, I don’t — I mean, we expect for the full year we’re going to do better than the prior year, but quarter-over-quarter, there’s not going to be significant percentage changes in our distribution cost.  I mean, our warehouse cost, we have achieved lot of what we expected.

Graham Tanaka:  And the other is a price increase, kind of across the board, is there sort of an average price increase that you got achieved across the line say one or two percent?

Gerald Rubin:  Well, you know, we’re actually trying for a little higher number than that.  We’re working towards that.  The reason I can’t give you a percent because it varies from product category to product, to customer, whatever.

Graham Tanaka:  I guess the real question is on a net basis, and (Amy) was sort of touching on it.  To what extent, or somebody was, to what extent your average price increases will offset the cost increase?  In other words, are you having a cost price squeeze as we go further into the year or are you kind of neutralizing that?

Gerald Rubin:  I think that all the price increases I think we’ve already gotten — we usually get them right after Chinese New Year’s.  So, I think we’re already, you know, buying at the new prices.  And, again, we are passing them onto the customer as far as the existing products, and where we make up the difference is the new products.

Graham Tanaka:  Congratulations.  Thanks.

Operator:  And we’ll go next to Mike Jacobs with Avondale Partners.

Mike Jacobs:  Hi, good morning.  Can you give us the initial reaction from the Bed Head line that launched in May, and also when specifically will you launch the advertising campaign for that?

Gerald Rubin:  Our major shipment started to the retailers starting in June; June was a good shipping month for us.  Advertising did actually start this month.  We’re actually in national magazines for the August issue, but I’ve seen some where the August issue is already out on the street with some of them, so we’re in about I think about — we’re in like seven or eight magazines and then our national TV has just started also.

              So we haven’t shipped all the customers.  Some of the customers are actually don’t want the merchandise until September for the fall season, but a good part of the retailers did take it in June.  So we’ll be shipping them in June, July, and August and probably the last ones in September, and we’re encouraged.  It’s a great product and all the stores are excited about it.  They’re giving us (M caps) in many of the major stores and we’re looking forward to a good hear with the Bed Head line.

Mike Jacobs:  Thank you very much.

Operator:  And we’ll go next to Rommel Dionisio with Wedbush Morgan.

Rommel Dionisio:  Hi — yes, good morning.  I just want to ask about a couple of sales trends you talked about.  First, on the houseware line you talked about geographic expansion in the UK and Japan.  Can you just, you know, talk a little bit more about that?  Was part of the growth in the quarter sell into, you know, new retails in those markets?

Thomas Benson:  This is Tom Benson, in the — in the UK, we used to go through a distributor there and at the end of the last calendar year, we just (add) business over ourselves and we’re selling directly to the retailers.  So, that business we’re putting more attention to it and we’re growing not only the customers, but we’re also growing the product line that they carry, and the same thing in Japan.

              So those are areas that we’re just putting more attention to and expanding the product lines.

Rommel Dionisio:  OK, thanks.  And then also on the men’s grooming, I think you mentioned there was a slight decline there, and given that you’re ((inaudible)) can you just talk about what some of the drivers are and what the outlook is for that business going forward as well?

Gerald Rubin:  Well, Brut’s our major brand in our (ideal) labs division and we have — we’re really excited about it because we think Brut is certainly well known throughout the country and we are spending many promoting it.  We’re in different facets of sports where we promote the brand.  It’s just — it’s one of our seven or eight brands that we do sell.

              We don’t give you any figures on anything, but we break it out, so we’re optimistic that they’ll have increases this year over last year.

Rommel Dionisio:  Thanks very much, (Jerry).

Operator:  And we’ll go next to Steve Freidman with Wachovia Securities.

Steve Freidman:  Good morning, (Jerry) and Tom and Bob.  Nice quarter.  Partly my question, I think, has been answered but I may answer or ask you again.  How encouraged are you by the Bed Head sales introduction and the new OXO products, especially (Delighted) products or so looking at the second half of the year — the fiscal year?

Gerald Rubin:  You know, as we mentioned on the OXO, we’re looking for, you know, double-digit, mid-double-digit increases, which we should obtain.  We did — our percentage, although, it was almost 33 percent increase in the OXO division, but a lot of that, as Tom mentioned to you, was because of our poor shipping, which we made up in June.  But sales are strong there and we should have double-digit, mid-double-digit increases there.

              And, you know, as far as the Bed Head, the initial readings look good and there’s, you know, since it’s only been out for one month and as I mentioned, it’s not at all the retailers yet.  We’re still shipping to some of the major retailers between now and September, but initial response looks good.

Steve Freidman:  OK, great.  I noticed in your release that you had started shipping some of the Bed Head line in May, is that a little earlier than you had expected as opposed to in June?

Gerald Rubin:  No, we just — we shipped a small quantity to one customer in May.  Our — the major shipments began in June and will continue certainly as I mentioned through September.  It was very small in May.

Steve Freidman:  OK.  Thank you very much, (Jerry).

Gerald Rubin:  OK.

Operator:  And we’ll go next to Stephen O’Brien with Wellington Management.  Mr. O’Brien, go ahead, your line is open, sir.

Stephen O’Brien:  I’m sorry.  Could you go in again to the weakness in the accessories and grooming?  What’s causing that and what’s the outlook?

Thomas Benson:  This is Tom Benson, in the accessory area, there was a private label program we had with one retailer that’s being discontinued.  The retailer has chosen to go another direction on that.  And there’s — there was another distributor customer that we lost some placement with.  So that was the reason for the decrease there.

              In the — in the grooming and skin care, we have a number of different brands, and we’re putting a lot of focus on the Brut brand that we are continuing to grow not only domestically but in Latin America.  And some of the other brands that we are not supporting, promoting or focusing ((inaudible)) some of those are having some sales decreases.

Stephen O’Brien:  OK.  Are you going to be shifting resources into those brands or are they — is the profitability is such that if they slipped a little, it’s not a big deal?

Gerald Rubin:  That’s basically it.  We’re going to promote the brands that we think will give us the best thing for the dollar in advertising.

Stephen O’Brien:  OK, thank you.

Operator:  And we’ll go next to John Curti with Principle Global Investors.

John Curti:  Good morning.  I’ve got some questions regarding the gross margin and SG&A expenses.  On the gross margin, I think on the last conference call, you had talked about on an annualized basis for the year hoping to be able to stay in the 44 to 45 percent area.  And given first quarter numbers, which are well below that, I was wondering if you could maybe explain why you have confidence that maybe that that is still going to happen based on maybe new product introductions with higher margins partially offset by Belson products, which probably has lower margins, and then we’ll move to the SG&A.

Gerald Rubin:  Well, our forecast currently, our — as I told you in the last conference call — between 44 and 45 percent.  We still believe that’s the number.  Little — lightly less than the first quarter, but remember that our first quarter sales are probably the weakest of the whole year.  Second quarter is better, and of course, our third quarter is our best quarter.  But, no, we’re still in this 44 to 45 percent GP area.

Thomas Benson:  This is Tom Benson, some of the selling price increases that we implemented on existing products, they were not in effect for the whole quarter.  And also, as new products come out, as (Jerry) mentioned, we look at our cost and we set our prices based on that.  On some of the existing products, cost go up and we’re trailing behind to try to implement price increases and always (kept).

John Curti:  Would you say that typically you introduce a lot of new products in second and third quarter?

Gerald Rubin:  Yes, that’s usually when it happens.  That’s when the retailers take it.

Thomas Benson:  Also when we had our last conference call, we did not have the Belson business.  Belson business is going to — has lower gross profit margins than our existing business, so as they — as we have full quarters of (their) sales, that is going to have an impact on the gross profit margin.

John Curti:  And then on the selling, general, and administrative expenses, obviously last year you were going through lots of different things.  Is there any way to kind of isolate from last year’s numbers how much of those SG&A costs were kind of one time in nature where you had duplicate cost, outsource (things) but, you know, you couldn’t be doing it in-house because of the transition, et cetera?

Thomas Benson:  This is Tom Benson; we have mentioned in prior calls that our overall SG&A cost, we saw a seven to $10 million savings coming on cost, not necessarily dollar for dollar as business grows, it could be up on certain costs.  Those costs were made up of the both warehouse cost, distribution cost, certain royalty costs, and so some of those costs were saved last year.  The ones that were not saved were really the distribution and some of the ongoing outbound freight cost through our consolidation efforts, and order size work we’re doing.  So, the ones that we’re really going to see this year are really the warehouse cost, and that is, you know, maybe half of the 10 million or 60 percent of it.

John Curti:  And that will be (anniversaried) by the end of say the third quarter largely?

Thomas Benson:  No, we had duplicate warehouses all the way through February of last year.

John Curti:  OK.

Thomas Benson:  So it’s going to take the full four quarters to anniversary.

John Curti:  OK.  And then just a point of clarification on the revolving credit line, you didn’t — did you pay it down or you just reduced the amount?

Thomas Benson:  We reduced the amount of the facility from $75 million to $50  We have no borrowings on that line currently.

John Curti:  OK.  Thank you very much.

Thomas Benson:  Thanks.

Operator:  And we’ll go next to Kathleen Reed with Stanford Financial.

Kathleen Reed:  Hi, good morning.  I got on the call late so I apologize if this was already repeated.  On the Belson products, sales expectations for the full year ‘08, have that changed slightly since your last call when I think we were talking about annualized — I know annualized verses 10 months — but annualized sales in the $40 million range?

Gerald Rubin:  Yes, I think that, you know, we did give you that number and that would probably be annualized starting later in the year.  We’re looking at all the products.  We’ll be changing a lot of products and we believe that the number that we gave you will start annualizing later in the year.

Kathleen Reed:  OK, are you, you know, I guess can you give us any other clarity on what you’re doing to their product line?  How many, you know, what — if there’s some older products, if you think they have (obsolescence) issues, or if you’re just, you know, you have new products that are already going to ship later in the year that will replace some of those products to get to the annualized $40 million run rate?

Gerald Rubin:  Yes.  It’s a little of everything.  I can’t give you all the information because of trade confidentiality, but we are going to refresh their line.  They did not have a lot of new products in the last year.  They will have a lot of new products going forward.  They should start showing up in the marketplace in about six months, but it will be a whole new line expanded and let’s say better products and fresher products and newer products.

Kathleen Reed:  OK.  And is that being run out of your warehouse in Mississippi?

Thomas Benson:  This is Tom Benson, currently when we took over the Belson business, it was with a third party warehouse, which is very close to our warehouse in Mississippi.  We have — we are leaving it there through this year and busy season, and then we’re going to look at what makes the most sense for the long term.  But it is through a third party warehouse that actually we have done business with in the past so we’re comfortable with them.

Kathleen Reed:  OK.  And I guess just last thoughts on Belson, if you have any initial opinions that you can share just regarding, you know, (read), or demand or integration of those products to your existing retailers?  If you’re getting increased shelf space because now you have more products to offer, more salon types of products, or if there’s any other changes since your last call in May.  Just more information on Belson.

Gerald Rubin:  The Belson division and the Helen of Troy professional division are going to be run separately, have separate sales and marketing although it will certainly be run out of — out of El Paso when we transition it from Florida.  They sell the different segments of the market.  In many cases, they don’t compete with each other and that’s why we like the Belson products.  It’s heavy oriented towards ethnic and some customers that we weren’t selling, so it’s very compatible with

              Helen of Troy and they’ll have their own separate products.  There will be no duplication of the products and as I mentioned, they’ll have their own sales and marketing.  So, they’ll have their own divisions to run.

Kathleen Reed:  OK, and then finally just as you learn more about the Belson, you know, cost structure and infrastructure and I know even on the previous call, you said it was a lower margin business than your existing professional business and overall Helen of Troy.  What, you know, has that changed at all?  Is it any more margin dilutive or are those perceptions still the same?

Thomas Benson:  This is Tom Benson, I think the perception’s still the same and I think that for us to have any impact or change on it, it’s going to — we don’t see a change until the late in the fiscal year or early next fiscal year because it takes time to come up and introduce new products, manufacture them, design them.  We’re getting the personnel in place; we’re transitioning it from Florida out to El Paso.  So, there’s — we have a lot of activities going on, but we’re not really going to see the results of them until the next fiscal year.

Kathleen Reed:  OK, great.  Thank you.

Operator:  Once again, that’s star one at this time if you have a question.  Our next question is a follow up from Mimi Noel with Sidoti.

Mimi Noel:  Thanks — I have a quick one.  I don’t know if this is for (Jerry) or Tom, but have you guys heard any talk from Washington recently regarding the reversal of the favorable implication from the Jobs Creation Act of 2004 as it pertains to your incorporation in Bermuda?

Thomas Benson:  We’re not aware of any pending legislation that would impact us.

Mimi Noel:  OK and it’s not a debate that’s, as far as you know, has been (revitalized) in the last couple of months?

Tomas Benson:  Well, there’s been ongoing discussions about (inverted) companies and corporate structures.  There was some changes to that, I don’t know, 18 months ago, but our transaction was well before the period that they were looking at.  And at this time, we feel that we’re not aware of anything that’s going to impact that.

Mimi Noel:  OK, that’s helpful.  That’s what I was looking for.  Thank you.

Operator:  And if there are no further questions, I will turn the conference back over to Mr. Rubin for any additional or closing remarks.

Gerald Rubin:  OK.  Thank you to everybody that participated and thank you for everybody else for listening in to our first quarter conference call.  Thank you again and I look forward to talking to you at the end of the second quarter.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 888-203-1112 with replay pass code 8034432.  Once again, that number is 888-203-1112 with replay pass code 8034432.

This concludes our conference call for today.  Thank you all for participating and have a nice day.  All parties may disconnect now.

END